Filed Under Rule 424(b)(3)
Registration No. 333-136220

Prospectus Supplement No. 3

PROSPECTUS SUPPLEMENT TO
REGISTRATION STATEMENT DECLARED EFFECTIVE ON DECEMBER 19, 2006

NANOSENSORS, INC.
374,600,000 SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE

This prospectus supplement updates and should be read in conjunction with the prospectus dated December 19, 2006, as previously supplemented, which is to be delivered with this prospectus supplement. The shares that are the subject of the prospectus have been registered to permit their resale to the public by the selling stockholders named in the prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

SELLING SECURITY HOLDERS

The information in the following table is presented as of April 9, 2007 and supplements the information in the table appearing under the heading “Selling Security Holders” beginning on page 46 of the prospectus dated December 19, 2006, including any amendments or supplements thereto, to reflect the transfer of 5,000,000 shares of common stock by Riffat Lonie to Meridian Ventures, LLC in a private transaction. The following table sets forth as to the Selling Security Holders listed below:

•	the number of shares of our common stock that the Selling Security Holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

•	the number of shares of our common stock that may be offered for resale for the Selling Security Holder’s accounts under this prospectus; and

•
the number and percent of shares of our common stock to be held by the Selling Security Holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the selling security holders. Although we have assumed for purposes of the table below that the selling security holders will sell all of the shares offered by this prospectus, because the selling security holders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling security holders or that will be held by the selling security holders after completion of the resales. Information concerning the selling security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Being Offered Underlying Warrants	Shares Beneficially Owned After the Offering	Percentage Beneficially Owned After Offering

Riffat Lonie	5,000,000	0	5,000,000	0	0
Meridian Ventures, LLC (1)	5,000,000	5,000,000	0	0	0
_____________________
(1)	Michael Sid, the managing director of Meridian Ventures, LLC, holds voting and/or dispositive power over the shares held by the selling stockholder.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 7 of the prospectus, as well as the section entitled “Risk Factors” included in our recent annual report filed with the Securities and Exchange Commission, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2007.